EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact: Scott A. Everson	Randall M. Greenwood
President and CEO	Senior Vice President, CFO and Treasurer
Phone: (740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 AM	November 19, 2020

United Bancorp, Inc. Declares its Fourth Quarter Regular Cash Dividend Payment at $0.1425 per Share Producing a Forward Yield of 4.54%

MARTINS FERRY, OHIO ◆◆◆ On November 18, 2020, the Board of Directors of United Bancorp, Inc. (UBCP) declared a fourth quarter dividend payment of $0.1425 per share for shareholders of record on December 10, 2020, with a payment date of December 18, 2020. At this present cash dividend payout level, the forward yield is 4.54% based on the most recent quarter-ending market price.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $692.5 million and total shareholder’s equity of $66.7 million as of September 30, 2020. Through its single bank charter, Unified Bank, the Company has twenty banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. The Company also operates a Loan Production Office in Wheeling (Ohio County), WV. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.